NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Second Quarter 2016
BIRMINGHAM, AL – (PRNewswire) – August 3, 2016 – ProAssurance Corporation (NYSE: PRA) reports the following results for Second Quarter of 2016:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended June 30			Six Months Ended June 30
	2016	2015	% Change	2016	2015	% Change
Revenues
Gross premiums written*	$195,014	$194,097	0.5%	$415,548	$415,438	—%
Net premiums written	$171,469	$171,133	0.2%	$367,297	$368,746	(0.4%)
Net premiums earned	$176,732	$175,293	0.8%	$354,312	$347,192	2.1%
Net investment income	$24,583	$27,955	(12.1%)	$50,023	$55,258	(9.5%)
Equity in earnings of unconsolidated subsidiaries	$376	$2,420	(84.5%)	$(3,259)	$4,041	(180.6%)
Net realized investment gains (losses)	$10,929	$(3,828)	385.5%	$2,578	$1,011	155.0%
Other income*	$2,181	$1,576	38.4%	$4,535	$3,745	21.1%
Total revenues*	$214,801	$203,416	5.6%	$408,189	$411,247	(0.7%)
Expenses
Net losses and loss adjustment expenses*	$106,899	$103,939	2.8%	$217,854	$209,078	4.2%
Underwriting, policy acquisition and operating expenses*	$54,034	$53,525	1.0%	$110,923	$104,881	5.8%
Total expenses*	$166,307	$162,404	2.4%	$339,013	$324,714	4.4%
Income tax expense (benefit)	$5,413	$7,854	(31.1%)	$6,777	$15,561	(56.4%)
Net income	$43,081	$33,158	29.9%	$62,399	$70,972	(12.1%)
Operating income	$35,993	$35,695	0.8%	$60,756	$70,402	(13.7%)
Weighted average number of common shares outstanding
Diluted	53,428	55,645	(4.0%)	53,395	56,226	(5.0%)
Earnings per share
Net income per diluted share	$0.81	$0.60	35.0%	$1.17	$1.26	(7.1%)
Operating income per diluted share	$0.67	$0.64	4.7%	$1.14	$1.25	(8.8%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income. See Note 12 of the Notes to Condensed Consolidated Financial Statements in the June 30, 2016 Form 10-Q for amounts by line item.

Consolidated Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Current accident year loss ratio	81.3%	79.3%	80.0%	80.0%
Effect of prior accident years’ reserve development	(20.8%)	(20.0%)	(18.5%)	(19.8%)
Net loss ratio	60.5%	59.3%	61.5%	60.2%
Expense ratio	30.6%	30.5%	31.3%	30.2%
Combined ratio	91.1%	89.8%	92.8%	90.4%
Operating ratio	77.2%	73.9%	78.7%	74.5%
Return on equity*	8.6%	6.3%	6.3%	6.7%
* Annualized

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Management Commentary
“This was a solid quarter in which each segment made important contributions to our overall success. We are demonstrating our ability to take advantage of emerging opportunities in healthcare and workers’ compensation and we are continuing to increase our presence in the brokerage distribution channels that serve these larger organizations. At the same time, our unwavering commitment to our traditional markets is allowing us to retain profitable business,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. He added, “We believe this quarter further validates our long-term strategy and underscores our ability to deliver solid protection and valuable services to our insureds and distribution partners, while creating long-term value for our shareholders.”
Second Quarter 2016 Highlights

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Gross premiums written were fractionally higher (+0.5%) than in the second quarter of 2015. Increased premiums in our largest segment, Specialty P&C (+3.1%), offset declines in our Workers’ Compensation (-3.2%) and Lloyd’s segments (-3.2%).

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Net premiums earned were also fractionally higher (+0.8%) than in the second quarter of 2015, primarily due to significant increases in our Lloyd’s segment (+48.4%) and gains in Workers’ Compensation (+2.8%), offset by a decline in our Specialty P&C segment (-4.0%).

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Our cross-selling initiatives allowed us to write $2.8 million of direct premium in the quarter, although only $1.6 million of that premium is reflected in this quarter’s gross and net written premium due to timing of the segregated cell reinsurance transactions. We believe our unique ability to provide healthcare professional liability and workers’ compensation solutions, especially within our segregated cell programs, continues to be a key selling point for evolving, complex healthcare entities and the brokers placing those risks.

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Total revenues increased by 5.6% quarter-over-quarter primarily due to a significant increase in net realized investment gains, partially offset by lower earnings from our unconsolidated subsidiaries and a decline in net investment income.

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Net favorable development was $36.8 million in the quarter, compared to $35.1 million in the year-ago period. The majority of this favorable development was in our Specialty P&C segment, reflecting a continuation of better than expected loss severity trends.

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The current accident year loss ratio increased 2.0 points quarter-over-quarter primarily due to a higher net loss ratio in our Lloyd’s segment. Our consolidated calendar year net loss ratio was lower than our consolidated current accident year net loss ratio due to the recognition of net favorable loss development in our Specialty P&C, Workers' Compensation and Lloyd's Syndicate segments.

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The increase in our expense ratio reflects the effect of higher deferred policy acquisition cost amortization, mainly in our Lloyd’s segment, and the effect of an increase in share-based compensation expense resulting from the adjustment of the projected award value based upon the improvement of one of the performance metrics. Additionally, there was a $1.4 million decrease in our consolidated underwriting expenses that reflected a current year cumulative change in how the management fee was considered and allocated to losses and loss adjustment expenses. This change had a $1.4 million offsetting effect on consolidated losses and thus did not affect consolidated Net income. Likewise, the change resulted in a 0.8 point decrease to our consolidated underwriting expense ratio, which was completely offset by a 0.8 point increase to our consolidated net loss ratio.

Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of net realized investment gains or losses and guaranty fund assessments or recoupments that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The table on the following page reconciles net income to operating income:

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Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Net income	$43,081	$33,158	$62,399	$70,972
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$(10,929)	$3,828	$(2,578)	$(1,011)
Guaranty fund assessments (recoupments)	$24	$75	$51	$134
Pre-tax effect of exclusions	$(10,905)	$3,903	$(2,527)	$(877)
Tax effect at 35%	$3,817	$(1,366)	$884	$307
Operating income	$35,993	$35,695	$60,756	$70,402
Per diluted common share
Net income	$0.81	$0.60	$1.17	$1.26
Effect of exclusions	$(0.14)	$0.04	$(0.03)	$(0.01)
Operating income per diluted common share	$0.67	$0.64	$1.14	$1.25
Capital Management
We repurchased approximately 16,800 shares of our common stock during the second quarter at a cost of approximately $805,000. As of July 31, 2016 our year-to-dare repurchases have been approximately 44,500 shares at a cost of approximately $2.1 million; $109.6 million remains in our Board-authorized stock repurchase program.

Balance Sheet Highlights (in thousands, except per share data)
	June 30, 2016	December 31, 2015
Total investments	$3,816,595	$3,650,130
Total assets	$4,976,837	$4,906,021
Total liabilities	$2,948,642	$2,947,667
Common shares (par value $0.01)	$627	$625
Retained earnings	$2,017,521	$1,988,035
Treasury shares	$(421,666)	$(419,560)
Shareholders’ equity	$2,028,195	$1,958,354
Book value per share	$38.12	$36.88
Conference Call Information
ProAssurance management will be discussing these results and the Company’s strategic direction during a conference call scheduled for 10:00 a.m. ET on Thursday, August 4, 2016. Investors may dial (888) 556-4997 (toll free) or
(719) 325-2393. The call will be webcast at Investor.ProAssurance.com. A replay will be available by telephone through August 14, 2016 at (888) 203-1112 or (719) 457-0820, using access code 1669142. The replay will also be available for one year on our website, Investor.ProAssurance.com. We will also make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past ten years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry leading suite of products and services, cutting edge risk management and practice enhancement programs follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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Segment Results

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2016	2015	% Change	2016	2015	% Change
Gross premiums written	$116,117	$112,607	3.1%	$254,363	$256,141	(0.7%)
Net premiums written	$99,860	$96,050	4.0%	$219,522	$220,720	(0.5%)
Net premiums earned	$108,126	$112,608	(4.0%)	$218,882	$227,472	(3.8%)
Total revenues	$109,858	$113,984	(3.6%)	$221,890	$230,346	(3.7%)

Net losses and loss adjustment expenses	$62,301	$64,054	(2.7%)	$133,477	$133,084	0.3%
Underwriting, policy acquisition and operating expenses	$25,902	$26,645	(2.8%)	$50,954	$53,806	(5.3%)
Total expenses	$88,203	$90,699	(2.8%)	$184,431	$186,890	(1.3%)
Segment operating results	$21,655	$23,285	(7.0%)	$37,459	$43,456	(13.8%)

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Current accident year loss ratio	88.1%	86.8%	88.5%	87.3%
Effect of prior accident years’ reserve development	(30.5%)	(29.9%)	(27.5%)	(28.8%)
Net loss ratio	57.6%	56.9%	61.0%	58.5%
Underwriting expense ratio	24.0%	23.7%	23.3%	23.7%
Combined ratio	81.6%	80.6%	84.3%	82.2%
Gross premiums written in the Specialty P&C segment increased by $3.5 million compared to the prior year’s second quarter. Compared to the year-ago quarter, physician premiums, the largest component of this segment, were $3.0 million higher (+3.9%), largely the result of the addition of several large accounts. This includes a significant multi-state physician group that represented the single largest premium ever billed by ProAssurance, and can be seen as evidence of our ability to penetrate the evolving market driven by physician consolidation. These increases were offset somewhat by the expected decline in twenty-four month physician premium due to the normal renewal pattern of these policies, which results in lower premiums in even-numbered years.
Premiums from facilities, another area of emphasis given the evolution of healthcare, were $11.1 million, an increase of $2.4 million (+28.1%), primarily due to $5.4 million of new business.
In total we wrote $21.0 million of new business in the Specialty P&C segment in the quarter, which we believe is a significant accomplishment given the competitive nature of the marketplace.
Net premiums written increased by $3.8 million, as the level of ceded premium remained essentially unchanged from the year-ago period. The decline in net premiums earned is the result of lower premiums written in prior quarters and, to a lesser extent, a decrease in the purchase of tail coverage on non-renewing policies.
Premium retention in physician professional liability was 87% in the quarter, compared to 90% in the second quarter of 2015. The decline in premium retention was largely the result of the non-renewal of one large policy. However, this had no comparative written premium effect since the expiring policy was neither processed nor recorded until the third quarter of 2015.
Renewal pricing on physician business was up 1% compared to the year-ago quarter.
Net favorable loss development was $33.0 million in the second quarter of 2016, essentially unchanged from the second quarter of 2015; the underlying loss trends in the Specialty P&C segment remain unchanged.

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Workers' Compensation Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2016	2015	% Change	2016	2015	% Change
Gross premiums written	$56,463	$58,324	(3.2%)	$134,510	$134,175	0.2%
Net premiums written	$51,991	$52,880	(1.7%)	$121,542	$121,815	(0.2%)
Net premiums earned	$55,093	$53,581	2.8%	$109,476	$104,858	4.4%
Total revenues	$55,232	$53,744	2.8%	$110,086	$105,158	4.7%

Net losses and loss adjustment expenses	$34,661	$34,310	1.0%	$69,687	$66,412	4.9%
Underwriting, policy acquisition and operating expenses	$16,334	$15,831	3.2%	$34,165	$31,189	9.5%
Segregated portfolio cell dividend expense (income)	$1,523	$1,230	23.8%	$2,699	$3,414	(20.9%)
Total expenses	$52,518	$51,371	2.2%	$106,551	$101,015	5.5%
Segment operating results	$2,714	$2,373	14.4%	$3,535	$4,143	(14.7%)

Workers’ Compensation Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Current accident year loss ratio	64.8%	66.8%	65.6%	66.4%
Effect of prior accident years’ reserve development	(1.9%)	(2.8%)	(1.9%)	(3.1%)
Net loss ratio	62.9%	64.0%	63.7%	63.3%
Underwriting expense ratio	29.6%	29.5%	31.2%	29.7%
Combined ratio	92.5%	93.5%	94.9%	93.0%
The increase in the workers’ compensation segment operating results for the second quarter of 2016 reflects growth in net premiums earned and a decrease in the loss ratio primarily in our segregated portfolio cell business.
Operating results reflect increasingly competitive market conditions across all operating territories. Gross premiums written decreased 3.2% in the second quarter of 2016 when compared to the same period in 2015.
Premium retention was 81% for the second quarter of 2016, compared to 82% in 2015. We retained all five of the available alternative market programs up for renewal in the second quarter of 2016.
New business totaled $6.5 million in the second quarter of 2016, compared to $8.0 million in 2015, and audit premium totaled $1.6 million in the second quarter of 2016, compared to $1.3 million in 2015.
Renewal pricing increased 1.7% during the second quarter of 2016 compared to the second quarter of 2015.
The decrease in the accident year loss ratio for the three months ended June 30, 2016 was driven by improved loss experience in our segregated portfolio cell business, especially those in which we maintain an equity ownership interest due to the attractive nature of their business.
We recognized net favorable loss reserve development of $1.0 million for the three months ended June 30, 2016, compared to $1.5 million for the same period in 2015. The favorable loss reserve development in both quarters included $400,000 related to the amortization of purchase accounting fair value adjustments.

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Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2016	2015	% Change	2016	2015	% Change
Gross premiums written	$25,018	$25,832	(3.2%)	$31,914	$30,531	4.5%
Net premiums written	$19,618	$22,202	(11.6%)	$26,233	$26,211	0.1%
Net premiums earned	$13,513	$9,104	48.4%	$25,954	$14,862	74.6%
Net investment income	$337	$189	78.3%	$653	$393	66.2%
Other gains (losses)	$202	$7	2,785.7%	$448	$507	(11.6%)
Total revenues	$14,052	$9,300	51.1%	$27,055	$15,762	71.6%

Net losses and loss adjustment expenses	$8,502	$5,575	52.5%	$14,690	$9,582	53.3%
Underwriting, policy acquisition and operating expenses	$5,240	$3,964	32.2%	$10,406	$7,544	37.9%
Total expenses	$13,742	$9,539	44.1%	$25,096	$17,126	46.5%
Total income tax expense (benefit)	$812	$620	31.0%	$897	$620	44.7%
Segment operating results	$(502)	$(859)	41.6%	$1,062	$(1,984)	153.5%

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Current accident year loss ratio	83.5%	61.2%	68.9%	64.5%
Effect of prior accident years’ reserve development	(20.6%)	—%	(12.3%)	—%
Net loss ratio	62.9%	61.2%	56.6%	64.5%
Underwriting expense ratio	38.8%	43.5%	40.1%	50.8%
Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are reported on a one-quarter lag, except that investments and certain administrative expenses paid in the United States are reported currently for each period.
Syndicate 1729’s gross and net written premiums declined quarter-over-quarter, but we believe this to be primarily a timing difference attributable to the renewal of certain policies in the second quarter of 2015. Net earned premium increased significantly in the quarter, reflecting both premium growth in prior quarters and the addition of new employees as the Syndicate’s operations mature.
Expenses continue to increase, as expected, as the Syndicate moves out of its start-up phase, but the rate of increase is moderating, primarily reflecting the fact that the operations of the business are better matched by, and more fully supported by, the business being written. The net loss ratio in our Lloyd’s Syndicate segment was almost 2 points higher than the year-ago quarter, reflecting the effect of changes in the mix of business and the timing of premium earned, largely offset by the recognition of $2.8 million in net favorable prior year development vs. no development in the second quarter of 2015.
We continue to believe that loss ratios will fluctuate from quarter to quarter as Syndicate 1729 writes more business and the book continues to mature. The loss ratios will also fluctuate due to the timing of premium adjustments on certain contracts that are fully earned when recorded. We continue to generally rely on loss assumptions derived from Lloyd's historical data for similar risks although we can increasingly rely on the Syndicate’s actual loss experience.
The business written by Syndicate 1729 is mostly US-based. Casualty coverages represent 65% of total gross written premium, property constitutes 24% of its risk, catastrophe reinsurance is 8% and property reinsurance coverages are 3% of the premiums. We believe the Syndicate enhanced its ability to address global healthcare professional liability risks with the addition of a highly regarding medical liability underwriting team that joined the Syndicate in May.
Syndicate 1729 has a maximum underwriting capacity of approximately $119.8 million for 2016, and our allocated capacity is 58%, or approximately $69.0 million (both based on exchange rates at June 30, 2016), which we support with a capital commitment of $97.3 million.

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Corporate Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2016	2015	% Change	2016	2015	% Change
Net investment income	$24,246	$27,766	(12.7%)	$49,370	$54,865	(10.0%)
Equity in earnings (loss) of unconsolidated subsidiaries	$376	$2,420	(84.5%)	$(3,259)	$4,041	(180.6%)
Net realized investment gains (losses)	$10,915	$(3,832)	384.8%	$2,570	$996	158.0%
Total revenues	$35,823	$26,465	35.4%	$49,425	$60,170	(17.9%)
Operating expenses	$8,157	$7,162	13.9%	$15,665	$12,531	25.0%
Interest expense	$3,851	$3,710	3.8%	$7,537	$7,341	2.7%
Income taxes	$4,601	$7,234	(36.4%)	$5,880	$14,941	(60.6%)
Segment operating results	$19,214	$8,359	129.9%	$20,343	$25,357	(19.8%)
Net investment income declined by $3.5 million, which, as in prior quarters, is due to a decline in the size of our investment portfolio and lower yields. The decline in the size of the investment portfolio is a direct result of our concerted capital management efforts, which have returned almost $1.4 billion to shareholders since the start of 2007.
Net realized investment gains in the second quarter of 2016 were $10.9 million, compared to net realized investment losses of $3.8 million in the same quarter a year ago. There were no impairments recorded in the quarter.
Our investment in unconsolidated subsidiaries produced $376,000 of income in the second quarter of 2016 compared to income of $2.4 million a year ago. The decline in earnings from unconsolidated subs was primarily due to lower reported earnings from two limited partnerships.
Operating expenses increased by $1.0 million quarter-over-quarter primarily due to costs associated with a pre-acquisition liability from a discontinued operation and the higher aforementioned increase in share-based compensation expense.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;

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•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or the New York Stock Exchange and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system, including changes attributable to the Patient Protection and Affordable Care Act;

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consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	assessments from guaranty funds;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;

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•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could arise from our membership in the Lloyd's of London market (Lloyd's) and our participation in Lloyd's Syndicate 1729 (Syndicate 1729) include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of Syndicate 1729, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
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Syndicate 1729 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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